Exhibit 99.1

PRESS RELEASE

Reckson Associates Realty Corp.	Sard Verbinnen & Co.
625 Reckson Plaza	(212) 687-8080 (Phone)
Uniondale, NY 11556	Contact:	Paul Caminiti
(516) 506-6000 (Phone)		Denise DesChenes
(516) 506-6800 (Facsimile)		Jeffrey Mathews
Contact: Susan McGuire

SL Green and Reckson Agree to Additional Dividend of Approximately $.29 Per Share Payable to Holders at Closing of SL Green Merger

Cohen & Steers to Vote for Transaction

SL Green and Reckson Announce Intention to Conclude Shareholder Vote Today

(MANHATTAN, NEW YORK and UNIONDALE, NEW YORK, December 7, 2006)—SL Green Realty Corp. and Reckson Associates Realty Corp. (NYSE: RA) today announced that SL Green has consented to Reckson declaring an additional special dividend of an aggregate of approximately $25 million representing approximately $.29 in cash per share and unit to be paid as of the closing of the merger.    Members of Reckson management have agreed to waive certain existing severance rights in connection with the special dividend.  This dividend is conditioned on the shareholder approval and closing of the SL Green merger and the closing of the purchase by certain members of management and other investors of certain suburban assets as described in the Company’s proxy statement/prospectus.

Reckson also announced that it has been informed by Cohen & Steers that they intend to vote in favor of the transaction.

SL Green Realty Corp. and Reckson Associates Realty Corp. (NYSE: RA) also announced that they have set today as the day that they intend to conclude the vote on Reckson’s pending merger with SL Green.  Reckson remains firmly committed to the transaction and the Reckson Board of Directors continues to recommend that shareholders vote in favor of the transaction.  The Reckson Board also expressed concern about the impact of a continuing delay on the Reckson franchise and its various key constituencies.

Important Information and Where to Find It

Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006.  Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction.  Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC’s website at www.sec.gov.  The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations.  Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.

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